Exhibit 99.1

ECHO GLOBAL LOGISTICS REPORTS FIRST QUARTER 2011 RESULTS

Chicago, IL — (GlobeNewswire) May 4, 2011 — Echo Global Logistics, Inc. (NASDAQ: ECHO), a leading provider of technology-enabled transportation and supply chain management services, today reported financial results for the three months ended March 31, 2011.

Summarized financial results along with select operating metrics are as follows:

	Three months ended March 31,
Amounts in 000,000s, except per share data	2010	2011	% change
Revenue:
Transactional	$51.5	$87.2	69.2%
Enterprise	37.6	42.2	12.5%
Total revenue	89.1	129.4	45.3%

Net revenue (Total Revenue less transportation costs)	17.0	25.5	49.8%

Operating expenses
Commissions	5.2	7.7	46.8%
General and administrative	9.4	12.5	32.6%
Contingent consideration	(1.3)	(0.1)	-91.4%
Depreciation and amortization	1.7	1.9	15.8%
Total operating expenses	15.0	22.0	46.1%

Operating income	2.0	3.5	77.1%

Interest expense	—	—	0.0%

Income before taxes	2.0	3.5	38.6%

Income tax expense	0.8	1.3	40.8%

Net income	1.2	2.2	81.3%

Diluted shares	22.2	22.5
Diluted EPS	$0.06	$0.10

Operating Metrics
Gross margin	19.1%	19.7%	59	bps
Operating margin (% of net revenue)	11.9%	14.1%	217	bps

Shipment volume	223,255	314,777	41.0%
Number of enterprise clients	124	154	24.2%
Total employees and agents	882	997	13.0%
Salaried employees	294	347	18.0%
Commissioned sales employees	406	419	3.2%
Sales agents	182	231	26.9%
Less Than Truckload (LTL) Revenue %	43.5%	49.9%	642	bps
Truckload (TL) Revenue %	37.9%	32.9%	(503	)bps

Commenting on the Company’s performance, Chief Executive Officer Doug Waggoner said, “This was another strong quarter for Echo, as we continued to drive year-over-year net revenue and net income growth, while also capturing market share gains by leveraging our technology and dedicated service model.  We have been actively re-investing in the business to achieve our longer term goals, and our operating margins have steadily improved, even as we continue to grow.”

First Quarter Results

Total revenue of $129.4 million in the first quarter of 2011 increased 45% compared to total revenue of $89.1 million in the first quarter of 2010. The majority of this increase was driven by higher volumes, attributable to both an increase in the number of clients served as well as higher volumes per client for our transactional and enterprise clients.  Total shipment volume increased by 41% in the first quarter of 2011 compared to the first quarter of 2010.

Transactional revenue of $87.2 million in the first quarter of 2011 increased 69% compared to transactional revenue of $51.5 million in the first quarter of 2010.  Of the $35.7 million of transactional revenue growth in the first quarter, approximately $11.2 million was generated from businesses acquired in the last twelve months. Echo’s organic transactional revenue growth rate was 47% in the first quarter of 2011. The Company’s transactional client base grew from 9,943 in the first quarter of 2010 to 14,336 in the first quarter of 2011. In addition, revenue per transactional sales person increased by 50% in the first quarter of 2011 compared to the first quarter of 2010 due to increased productivity.

Enterprise revenue of $42.2 million in the first quarter of 2011 increased 13% compared to enterprise revenue of $37.6 million in the first quarter of 2010. This increase was driven by the net addition of 30 new enterprise clients versus the prior year quarter, partially offset by an 11% decrease in average revenue per enterprise client in the first quarter of 2011 compared to the first quarter of 2010. This decrease is partially attributable to our decision to reduce low-margin business during the third quarter of 2010.

Net revenue, which represents total revenue less transportation costs, increased 50% in the first quarter of 2011 to $25.5 million compared to $17.0 million in the first quarter of 2010. The Company’s net revenue margin improved by 59 basis points over the prior year quarter, to 19.7% in the first quarter of 2011.

Commission expense increased by 47% in the first quarter of 2011 compared to the first quarter of 2010, driven by the increase in net revenue.

General and administrative expense increased 33% in the first quarter of 2011 to $12.5 million compared to $9.4 million in the first quarter of 2010, driven primarily by increases in personnel associated with the growth in our business, as well as continued investments in the growth of the our sales organization.

Net income for the first quarter of 2011 was $2.2 million compared to net income of $1.2 million in the first quarter of 2010. Diluted earnings per share in the first quarter of 2011 increased $0.04 per share to $0.10 compared to diluted earnings per share of $0.06 in the first quarter of 2010.

Business Outlook

“Echo’s strong growth and improving profitability in the first quarter positions us well for 2011,” Mr. Waggoner commented. “We remain committed to our strategy to invest in growth by expanding our sales force, securing new Enterprise clients, and making targeted acquisitions that add geographic coverage. Our business model continues to perform well, and we are excited about our future prospects.”

Conference Call

A conference call will be broadcast live on Wednesday, May 4, 2011, at 4:00 p.m. Central Time (5:00 p.m. Eastern Time). The live webcast discussion, which will include a Q&A session, will be hosted by Douglas R. Waggoner, Chief Executive Officer, and David B. Menzel, Chief Financial Officer. Interested parties are invited to listen to the live webcast by visiting the Investors’ “Events” section of Echo’s website at www.echo.com.  A replay of the webcast will be available later that day in the same section of the website.

About Echo Global Logistics

Chicago-based Echo Global Logistics is a leading provider of technology-enabled transportation and supply chain management services, delivered on a proprietary technology platform, serving the transportation and logistics needs of its clients. Echo’s web-based technology platform compiles and analyzes data from its network of over 24,000 transportation providers to serve its clients’ shipping and freight management needs.  In 2010, Echo procured transportation and provided logistics services for more than 22,700 clients across a wide range of industries, such as manufacturing, construction, consumer products and retail. For more information on Echo, visit: www.echo.com.

Forward-Looking Statements

This release contains statements relating to future results. These statements are forward-looking statements under the federal securities laws. We can give no assurance that any future results discussed in these statements will be achieved.  Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. These statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this release. For a discussion of important factors that could affect our actual results, please refer to our SEC filings, including the “Risk Factors” section of our most recently filed Form 10-K.

Echo Global Logistics, Inc.

Condensed Consolidated Balance Sheets

	December 31,	March 31,
	2010	2011
		(unaudited)
Cash and cash equivalents	$43,218,164	$43,198,262
Accounts receivable, net of allowance for doubtful accounts	60,862,012	71,239,058
Prepaid expenses	7,518,334	6,801,876
Other current assets	396,613	681,505
Total long term assets	49,553,058	53,075,475
Total assets	$161,548,181	$174,996,176

Accounts payable – trade	$40,097,083	$48,866,909
Current maturities of capital lease obligations	274,282	249,375
Other liabilites	6,244,248	6,218,121
Deferred income taxes	2,734,894	3,122,357
Long term liabilities	7,219,661	8,443,383
Stockholders’ equity	104,978,013	108,096,031
Total liabilities and stockholders’ equity	$161,548,181	$174,996,176

Echo Global Logistics, Inc.

Condensed Consolidated Statements of Operations

	Three Months Ended March 31,
	2010	2011
	(Unaudited)

REVENUE	$89,104,024	$129,445,571

COSTS AND EXPENSES:
Transportation costs	72,059,487	103,919,616
Selling, general, and administrative expenses	13,335,117	19,989,273
Depreciation and amortization	1,682,586	1,948,054
INCOME FROM OPERATIONS	2,026,834	3,588,628
OTHER EXPENSE	(49,716)	(36,338)
INCOME BEFORE PROVISION FOR INCOME TAXES	1,977,118	3,552,290
INCOME TAX EXPENSE	(741,147)	(1,310,891)
NET INCOME	1,235,971	2,241,399

Basic net income per share	$0.06	$0.10
Diluted net income per share	$0.06	$0.10

Echo Global Logistics, Inc.

Condensed Consolidated Statements of Cash Flows

	Three Months Ended March 31,
	2010	2011
	(Unaudited)

Net cash provided by (used in) operating activities	$(1,516,701)	$2,525,609

Net cash used in investing activities	(4,180,498)	(2,891,259)

Net cash provided by (used in) financing activities	(334,089)	345,748

Decrease in cash and cash equivalents	(6,031,288)	(19,902)
Cash and cash equivalents, beginning of period	47,803,704	43,218,164
Cash and cash equivalents, end of period	$41,772,416	$43,198,262

This news release was distributed by GlobeNewswire, www.globenewswire.com

SOURCE: Echo Global Logistics, Inc.

CONTACT: Echo Global Logistics, Inc.

Heather Mills

312-276-3222

hmills@echo.com